CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of U.S. Global GO GOLD and Precious Metal Miners ETF, a series of ETF Series Solutions, under the headings “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information.

/s/Cohen & Company, Ltd.
Cohen & Company, Ltd.
Cleveland, Ohio
June 8, 2017